Exhibit 99.1

Neose Technologies to Sell its Assets to Novo Nordisk and BioGeneriX

HORSHAM, PA, September 18, 2008 — Neose Technologies, Inc. (Nasdaq GM: NTEC) today announced that it has signed definitive asset purchase agreements with Novo Nordisk A/S (NYSE: NVO) and BioGeneriX AG providing for the sale of substantially all of the assets of Neose in all-cash transactions for an aggregate purchase price of approximately $43 million.  Neose, based in Horsham, Pennsylvania, is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins, and Novo Nordisk and BioGeneriX each are existing collaborative partners of Neose. Certain intellectual property rights, including those related to producing glycolipids, have been retained by Neose for future disposition.

The consummation of the asset sales remain subject to certain customary closing conditions, which include approval by Neose’s stockholders. The asset sales are the initial step in a contemplated liquidation of Neose. Stockholder approval will also be required for the plan of liquidation.

“The announcement of these asset sales follows an extensive review of a range of strategic alternatives for the Company, including obtaining further financing to continue as an independent entity and exploring mergers and acquisitions,” said George J. Vergis, Ph.D., Neose president and chief executive officer. “We believe that the sale of these assets to our existing collaborative partners maximizes stockholder value and increases the probability that patients will benefit from the continued development of drug candidates that incorporate our intellectual property, including GlycoPEG-GCSF and GlycoPEGylated Factors VIIa, VIII and IX.”

Assuming stockholder approval, liquidating distributions, in an amount to be determined, are expected to begin shortly after the closing of the asset sales. Neose’s preliminary estimate is that there would be between $15 million to $24 million available for distribution over time to common stockholders assuming completion of the asset sales to Novo Nordisk and BioGeneriX, with the final distribution amount to be determined, and the final distribution made, after settlement of certain contingent liabilities and satisfaction of other liabilities. This preliminary estimate of aggregate distribution amounts represents $0.27 to $0.45 per share of common stock. The closing price of Neose’s common stock on September 17, 2008 was $0.23 per share.

Pursuant to the terms of the common stock purchase warrants issued in connection with Neose’s March 2007 equity financing, each warrant holder has an option to receive a cash payment within 30 days of the closing of the asset sales in exchange for such holder’s warrants. The aggregate cash payment amount for all warrants, which will be determined according to the terms of the warrants, is expected to be up to $5 million, or up to $0.52 per warrant, depending on the trading volatility of Neose’s common stock prior to, and common stock price at the time of, valuing the warrants.  These amounts have been factored into the estimated aggregate distribution per share of common stock.

Commenting on these transactions, L. Patrick Gage, Ph.D., chairman of the Neose Board of Directors, added, “These transactions represent the conclusion of an extremely thorough process.  We believe that the asset sales and anticipated liquidation provide the greatest value to our stockholders.”

Morgan Lewis acted as special transaction counsel and RBC Capital Markets acted as exclusive financial advisor to Neose in these transactions.

About Neose

Neose is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market.  The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII and Factor IX target markets with aggregate 2007 sales of approximately $8 billion.  For more information, please visit www.neose.com.

About Novo Nordisk A/S

Novo Nordisk is a healthcare company and a world leader in diabetes care.  In addition, Novo Nordisk has a leading position within areas such as hemostasis management, growth hormone therapy and hormone replacement therapy.  Novo Nordisk manufactures and markets pharmaceutical products and services that make a substantial difference to patients, the medical profession and society.  With headquarters in Denmark, Novo Nordisk employs approximately 26,300 employees in 80 countries, and markets its products in 179 countries.  Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London.  Its ADRs are listed on the New York Stock Exchange under the symbol “NVO”.  For more information, visit www.novonordisk.com.

About BioGeneriX AG

BioGeneriX AG was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets.  With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners.  For more information, visit its website at www.biogenerix.com.

Additional Information About the Asset Sales and the Plan of Liquidation

Neose will file with the Securities and Exchange Commission (SEC) a proxy statement and other documents regarding the asset sales and the plan of liquidation referred to in this press release.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  A definitive proxy statement will be sent to Neose’s stockholders seeking their approval of the asset sales and the plan of liquidation.  Stockholders may obtain a free copy of the proxy statement and other documents filed by Neose with the SEC at the SEC’s Web site at www.sec.gov, or by directing a request to A. Brian Davis, Senior Vice President and Chief Financial Officer, Neose Technologies, Inc., 102 Rock Road, Horsham, Pennsylvania 19044.

Forward-Looking Statement

This press release contains forward-looking statements concerning, among other things, Neose’s future prospects, including: (1) the approval of the asset sales and plan of liquidation by Neose’s stockholders; (2) Neose’s ability to consummate the sale of its assets to Novo Nordisk and BioGeneriX; (3) Neose’s ability to satisfy its creditors out of the proceeds of the foregoing transactions and other available resources; (4) Neose’s estimate of aggregate distribution amounts and the valuation of the common stock purchase warrants; and (5) Neose’s ability to distribute any remaining cash to its stockholders.

These statements are based upon numerous assumptions that Neose cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in the Company’s filings with the SEC, including, without limitations, those factors set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2007, and from time to time in the Company’s periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000